Galena Biopharma Announces Closing of Public Offering of Common Stock and Warrants

Portland, Oregon, September 18, 2013 — Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today announced the closing of its previously announced underwritten public offering of 17,500,000 shares of common stock, and warrants to purchase an aggregate of 6,125,000 shares of common stock at an exercise price of $2.50 per share. The underwriters also exercised their over-allotment option to purchase warrants to purchase an aggregate of 918,750 shares of common stock. The warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. The shares of common stock and the warrants will be issued separately and will be separately transferable immediately upon issuance.

The net proceeds to Galena are expected to be approximately $32.6 million, assuming no exercise of the warrants and after deducting underwriting discounts and commissions and estimated offering expenses payable by Galena.

Oppenheimer & Co. Inc. acted as the sole book-running manager for the offering. JMP Securities LLC, Roth Capital Partners, Maxim Group LLC, MLV & Co., and Noble Financial Capital Markets acted as co-managers.

Galena intends to use the net proceeds of the offering for the commercialization of its first commercial product, Abstral® (fentanyl) Sublingual Tablets, and its ongoing Phase 3 NeuVax™ (nelipepimut‑S) PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial, other clinical trials of its product candidates, and general corporate purposes.

The securities described above were issued by Galena pursuant to a "shelf" registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC), which the SEC declared effective on June 12, 2013. A prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on September 13, 2013. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.

About Galena Biopharma

Galena Biopharma, Inc. is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information, please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of proceeds from the offering and statements about the progress of the commercialization of Abstral and development of the company’s product candidates. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company’s actual results may differ materially from those contemplated by these forward-looking statements. The company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts:

Remy Bernarda
Senior Director, Communications
+1 (503) 405-8258
rbernarda@galenabiopharma.com